As filed January 18, 2001

                                                    Registration No. 333-52354

                   U.S. SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                  FORM N-14

        REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933/X/

        Pre-Effective Amendment No. 1                          /X/
        Post-Effective Amendment No. __                        /X/
                       (Check appropriate box or boxes)



                           NATIONWIDE MUTUAL FUNDS
               Exact Name of Registrant as Specified in Charter

                Area Code and Telephone Number: (484) 530-1300

                            THREE NATIONWIDE PLAZA
                             COLUMBUS, OHIO 43215
Address of Principal Executive Offices (Number, Street, City, State, Zip Code)

                           DINA A. TANTRA, ESQUIRE
                             ONE NATIONWIDE PLAZA
                             COLUMBUS, OHIO 43215
                    Name and Address of Agent for Service:

                               With copies to:

                             Eric E. Miller, Esq.
                      Stradley Ronon Stevens & Young LLP
                           2600 One Commerce Square
                       Philadelphia, Pennsylvania 19103

Approximate Date of Proposed Public Offering: As soon as practicable after this Registration Statement becomes effective under the Securities Act of 1933, as amended.


Title of Securities Being Registered: Shares of beneficial interest, without par value, of the Nationwide Intermediate U.S. Government Bond Fund - Class A, Nationwide Intermediate U.S. Government Bond Fund - Class B and Nationwide Intermediate U.S. Government Bond Fund - Class D. No filing fee is due because the Registrant is relying on Section 24(f) of the Investment Company Act of 1940, as amended.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine. This registration statement shall hereafter become effective in accordance with the provisions of section 8(a) of the Securities Act of 1933.

PART A, PART B AND PART C OF THE REGISTRATION STATEMENT ARE INCORPORATED BY REFERENCE TO REGISTRANT'S REGISTRATION STATEMENT ON FORM N-14, FILED WITH THE COMMISSION ON DECEMBER 20, 2000 (ACCESSION NO. 0000950152-00-008630).

                                SIGNATURES

      As required by the Securities Act of 1933, this registration statement has been signed on behalf of the Registrant, in the City of Columbus and the State of Ohio, on the 18th day of January, 2001.

                                    Nationwide Mutual Funds
                                    -----------------------
                                    (Registrant)

                                    By:   /s/ Elizabeth A. Davin
                                          Elizabeth A. Davin
                                          Assistant Secretary

As required by the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

      Signature                    Title                          Date

*/s/ Charles E. Allen
Charles E. Allen                   Trustee                  January 18, 2001

*/s/ Paula H.J. Cholmondeley
Paula H.J. Cholmondeley            Trustee                  January 18, 2001

*/s/ C. Brent DeVore
C. Brent DeVore                    Trustee                  January 18, 2001

*/s/ Robert M. Duncan
Robert M. Duncan                   Trustee                  January 18, 2001

*/s/ Joseph J. Gasper
Joseph J. Gasper                   Trustee & Chairman       January 18, 2001

* /s/ Barbara Hennigar
Barbara Hennigar                   Trustee                  January 18, 2001

*/s/ Paul J. Hondros
Paul J. Hondros                    Trustee                  January 18, 2001

*/s/ Thomas J. Kerr, IV
Thomas J. Kerr, IV                 Trustee                  January 18, 2001

*/s/ Douglas F. Kridler
Douglas F. Kridler                 Trustee                  January 18, 2001

*/s/ Dimon R. McFerson
Dimon R. McFerson                  Trustee                  January 18, 2001

*/s/ Arden L. Shisler
Arden L. Shisler                   Trustee                  January 18, 2001

*/s/ David C. Wetmore
David C. Wetmore                   Trustee                  January 18, 2001

/s/ Gerald Holland
Gerald Holland                     Treasurer                January 18, 2001


*By: /s/ Elizabeth A. Davin
     Elizabeth A. Davin, pursuant to a Power of Attorney